Exhibit 1.2
HEALTHCARE REALTY TRUST
INCORPORATED
AMENDED AND RESTATED RETIREMENT PLAN FOR OUTSIDE DIRECTORS
1.  Purpose of the Plan.
This Amended and Restated Retirement Plan for Outside Directors (the “Plan”) is adopted December 31, 2008, and amends and restates the Retirement Plan for Outside Directors that was effective as of January 1, 1993. The restated Plan is intended to comply with Code Section 409A and is effective with respect to Directors eligible to participate in the Plan as of January 1, 2005.
The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate and retain Directors of training, expertise and ability, and to encourage the highest level of Director performance. The Plan, as stated herein, provides for a continuance of the annual retainer for those who have served as outside Directors on the Board of Directors of the Company.
2.  Definitions.
     (a) “Beneficiary” means the person or entity to whom all or a portion of a deceased Director’s benefit is payable under the terms of the Plan and who has been designated as such by the Director in such form as shall be reasonably requested by the Board.
     (b) “Board” means the Board of Directors of the Company.
     (c) “Change of Control” shall be in effect upon the occurrence of any of the following events: (i) the acquisition after the date hereof in one or more transactions of beneficial ownership (within the meaning of Rule l3d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by any person or entity or any group of persons or entities who constitute a group (within the meaning of Section l3(d)(3) of the Exchange Act) or any securities of the Company such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) thirty percent (30%) or more of the Company’s then outstanding voting securities entitled to vote on a regular basis for a majority of the Board, or (ii) the sale of all or substantially all of the assets of the Company (including, without limitation, by way of merger, consolidation, lease or transfer).
     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Company” means Healthcare Realty Trust Incorporated, a Maryland corporation.
     (f) “Director” means an outside, non-employee member of the Board of Directors of the Company.
     (g) “Pay” means the sum of (i) plus (ii) where:
          (i) the annual retainer paid to a Director for services on the Board during the twelve (12) month period immediately preceding the Director’s Separation From Service or death, and
          (ii) the fee in effect on the date of the Director’s Separation From Service or death for attending a regularly scheduled meeting of the full Board, multiplied by four (4).
     (h) “Payment Period” means the period during which the Retiree receives benefits from the Plan. The Payment Period will be equal to the years and completed months that a Director serves on the Board (excluding service, if any, while an employee of the Company), not to exceed fifteen (15) years. If a Director leaves the Board and later returns, his Payment Period will recognize his aggregate service on the Board.

     (i) “Plan” means the Amended and Restated Retirement Plan for Outside Directors of Healthcare Realty Trust Incorporated as described herein.
     (j) “Retiree” means a former Director receiving benefits from the Plan.
     (k) “Retirement” shall mean a Director’s Separation From Service after satisfying the age and service requirements of Section 3 herein.
     (l) “Separation From Service” or “Separate From Service” shall have the meaning of such terms as defined in Code Section 409A(a)(2)(A)(i) and regulations issued by the Department of Treasury thereunder.
     (m) “Specified Employee” shall have the same meaning of such term as defined Code Section 409A(a)(2)(B)(i) and regulations issued by the Department of Treasury thereunder. For purposes of the preceding sentence, “specified employee” means a “key employee” of the Company as defined in Code Section 416(i) without regard to paragraph (5) thereof. A Director shall be a “key employee” of the Company if the Director meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during any 12-month period ending on December 31 (the “Identification Date”). If a Director is a “key employee” of the Company as of the Identification Date, the Director shall be treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the Identification Date.
     Where appearing in the Plan, references to the masculine gender shall be deemed to include the feminine gender and the singular may include the plural unless the context clearly indicates otherwise.
3.  Eligibility and Qualifications.
     A Director shall become a participant in the Plan immediately upon appointment to the Board.
     A Director shall receive benefits from the Plan when he either:
     (a) reaches age sixty (60), provided he has completed fifteen (15) full years of service as a Board member and Separates From Service upon ceasing to serve on the Board, or
     (b) reaches age sixty five (65), provided he has completed five (5) full years of service as a Board member and Separates From Service upon ceasing to serve on the Board.
     If a Director Separates From Service on the Board after completing at least five (5) full years of service as a Board member, but before meeting the age and service requirements set forth in (a) or (b) above, the Director shall receive a Retirement benefit from the Plan in equal quarterly installments beginning on the first day of the calendar quarter (January 1, April 1, July 1, October 1) immediately following or coincident with the date he attains age sixty five (65).
4.  Retirement Benefits.
     The annual Retirement benefits payable to a Retiree shall be equal to a Director’s Pay immediately preceding Retirement from the Board. Payments shall be made in equal quarterly installments and shall begin on the first day of the calendar quarter (January 1, April 1, July 1, October 1) immediately following or coincident with the Director’s Retirement from the Board, provided, however, that in no case shall a Director who is a Specified Employee upon his Separation From Service be eligible to receive a benefit payment under the Plan until the date that is six (6) months following the date of his Separation From Service.
     Notwithstanding the foregoing, a Director may elect to receive Retirement benefits in a single lump sum equal to the actuarially equivalent present value of the Director’s benefits; provided, however, that in the case of a Specified Employee who has Separated from Service, the lump sum payment to which the Specified Employee would otherwise be entitled upon Separation from Service shall be paid on the first day of the seventh month following the date of Separation from Service, and further provided that the Director’s election to receive benefits payable upon a Separation from Service in a single lump sum shall not take effect until the date that is twelve (12) months after the date on which such election is made, and that payments made pursuant to such election may not begin until the date that is five (5) years after the date on which payments would have otherwise been made.
     For the purposes of determining the actuarial equivalent present value under this section, a discount rate equal to 50% of the discount rate used by the Company for accrual of pension expense with respect to the Plan shall be used.
     Notwithstanding any provision of the Plan to the contrary, a Director may elect to receive Retirement benefits in a single lump sum payment in accordance with the Section 4 by completing and providing in a form acceptable to the Committee a new payment election on or before December 31, 2008, with respect to the form of payment of such amounts. Such election shall not be treated as a change in the time or form of payment under Code Section 409A(a)(4) or an acceleration of a payment under Code Section 409A(a)(3). With respect to an election to change a time of payment made after January 1, 2008 and on or before December 31, 2008, the election may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.
5.  Payment Period.
     The Retirement benefits shall be paid to the Retiree for the applicable Payment Period not to exceed fifteen (15) years.
6.  Death Benefits.
     If a Director dies after becoming eligible to receive benefits from the Plan as set forth in Section 3, his Beneficiary shall receive payments in accordance with Section 4 as though the Director had retired from the Board on the day preceding his death and had met the age requirements as set forth in Section 3.
     If a Retiree dies before the end of his Payment Period, his Beneficiary shall receive the remaining benefits for the balance of the Payment Period.
7.  Change of Control.
     If, after a Change of Control, a Director is:
     (a) involuntarily Separated From Service during the term that included the Change of Control, or
     (b) not re-elected immediately following expiration of the term that includes the Change of Control, the Director shall receive, in a single lump sum, the actuarial equivalent present value of the benefits that he would have received had he retired immediately, without regard to whether he meets the age and service requirements as set forth in Section 3, on the date he is Separated From Service or his term expires, provided, however, that in no case shall a Director who is a Specified Employee upon his Separation From Service be eligible to receive a benefit payment under the Plan until the date that is six (6) months following the date of his Separation From Service. The benefits shall be based on the Director’s Pay and Payment Period in effect on the date of such termination or expiration of the Director’s term and shall be payable immediately. For the purposes of determining the actuarial equivalent present value under this section, a discount rate equal to 50% of the discount rate used by the Company for accrual of pension expense with respect to the Plan shall be used.
8.  Miscellaneous.
     Nothing contained herein shall confer on any Director the right to be retained as a Director.
     The obligation of the Company to pay any benefits under the Plan shall be unfunded and unsecured and the Company shall make Plan benefit payments solely from the general assets of the Company on a current disbursement basis.

     To the maximum extent permitted by law, no benefit under the Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.
     The Plan shall be maintained according to the terms of this document, as it may be amended from time to time. The Board may amend, modify, or terminate the Plan at any time. The Board has final discretionary authority to make all determinations under the Plan with respect to eligibility or benefit payments which shall be conclusive and binding upon all persons. The Board may adopt rules and regulations to assist in administering the Plan.
     The Plan is established under, and shall be construed according to, the laws of the State of Tennessee.